Exhibit 1A-11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated September 23, 2020, on the financial statements of DF Growth REIT II, LLC as of August 6, 2020 (inception) included herein on the Regulation A Offering Circular of DF Growth REIT II, LLC on Form 1-A.

/s/ Haynie & Company

Salt Lake City, Utah

October 30, 2020